EXHIBIT 24.1

RESIDENTIAL ASSET MORTGAGE PRODUCTS, INC.

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lisa R. Lundsten as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (including his capacity as director and/or officer of Residential Asset Mortgage Products, Inc. (“the Registrant”)), to sign any or all amendments (including post-effective amendments) to the Registration Statement on Form S-3 to be filed by the Registrant, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date
/s/Bruce J. Paradis Bruce J. Paradis	Director, President and Chief Executive Officer (Principal Executive Officer)	January [__], 2006
/s/Kenneth M. Duncan Kenneth M. Duncan	Acting Chief Financial Officer (Principal Financial Officer)	January [__], 2006
/s/Ralph T. Flees Ralph T. Flees	Controller (Principal Accounting Officer)	January [__], 2006
/s/Davee L. Olson Davee L. Olson	Director	January [__], 2006